SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): June 22, 2010

SARS CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

SARS Corporation
2462 Washington Road
Washington, IL 61571
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (309) 427-5961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Government and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2010, Mark Swank resigned from his positions as Chief Executive Officer and President and from the Board of Directors (the “Board”) of SARS Corporation, a Nevada corporation (the “Company”).  Mark Swank briefly served as President and Chief Executive Officer of the Company during 2009, prior to his resignation on November 13, 2009, but continued consulting for the Company on a full-time basis, thereafter, as to matters related to strategic acquisitions and customer and vendor relations in connection with the Company’s subsidiary, FasTech Services, Inc.  The Board subsequently reappointed Mr. Swank as Chief Executive Officer and President in January of 2010.  Mr. Swank will remain with the Company as Vice President of Mergers and Acquisitions, under which will advise the Company on potential strategic acquisitions and partnerships.  Mr. Swank’s resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.

Also on July 22, 2010, the Board appointed Frank Bonadio, the Chief Operating Officer and a director of the Company, to replace Mr. Swank as Chief Executive Officer and President. Mr. Bonadio, 59, has been with the Company since August 2009, and with a predecessor to FasTech Services, Inc. ("FasTech"), a wholly-owned subsidiary of the Company, since  December 2008.  Mr. Bonadio brings nearly 30 years management and operating experience in both private and public firms across the United States.  Prior to joining FasTech Services, Inc., Mr. Bonadio had been CEO, CFO, COO, and controller in various companies, and has had responsibilities for managing external/internal reporting, cash, tax matters, and other internal and external financial issues.  For the five years preceding his association with FasTech, Frank Bonadio was President of his own management consulting firm.  He received his MBA from the University of Dayton in 1977, and has a BS degree from Duquesne University (1972).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010

SARS Corporation

/s/ Frank Bonadio
By: Frank Bonadio
Its:  Chief Executive Officer